Exhibit 8.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

March 10, 2010

Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, UT 84108

Ladies and Gentlemen:

We have acted as counsel to Myriad Pharmaceuticals, Inc., a Delaware corporation (“Myriad”), in connection with the merger (the “Merger”) pursuant to the Agreement and Plan of Merger, including exhibits and schedules thereto, dated December 18, 2009, by and among Javelin Pharmaceuticals, Inc., a Delaware corporation (“Javelin”), Myriad, MPI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Myriad (“Merger Sub”), and Frederick E. Pierce, II, as Stockholder Representative (such agreement, the “Agreement”), whereby Merger Sub will merge with and into Javelin, with Javelin surviving as a wholly-owned subsidiary of Myriad. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

In rendering this opinion, we have reviewed and relied on the Agreement, the Registration Statement on Form S-4 and the Joint Proxy Statement included therein filed with the Securities and Exchange Commission by Myriad (for itself and on behalf of Javelin) on February 12, 2010, and Amendment No. 1 to the Form S-4 filed with the Securities and Exchange Commission on March 10, 2010 (as so amended, the “Registration Statement and Joint Proxy Statement”), the tax representation letters dated as of the date hereof delivered to us and to Ropes & Gray LLP, counsel to Javelin (“Ropes & Gray”), by each of Javelin, on the one hand, and Myriad and Merger Sub, on the other (the “Representation Letters”), and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.

We have assumed for purposes of the opinion set forth below that the Merger will be effected in accordance with the Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and that the Merger will be effected in accordance with the Delaware General Corporation Law. We have also assumed that the representations and covenants made in the Representation Letters are true and accurate as of the date hereof and will remain true and accurate as of the Merger Effective Time. In addition, we have assumed that all statements in such Representation Letters made “to the best knowledge” of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that (i) for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) accordingly, the statements regarding the U.S. federal income tax consequences of the Merger set forth in the Registration Statement and Joint Proxy Statement under the heading “Material U.S. Federal Income Tax Consequences of the

Myriad Pharmaceuticals, Inc.	– 2 –	March 10, 2010

Merger” are true in all material respects and describe all of the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state, or local tax consequences of the Merger.

Our opinion is based on the Code, the Treasury Regulations promulgated thereunder, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service (“IRS”) by Myriad, Merger Sub, or Javelin as to the U.S. federal income tax consequences of any aspect of the Merger, and neither the IRS nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Myriad, Merger Sub, or Javelin. Without limiting the generality of the foregoing, we note that we do not express any opinion regarding the tax consequences of the Merger to shareholders of Javelin stock that are subject to special tax rules, nor do we express any opinion regarding the tax consequences of the Merger arising in connection with the ownership of debt, or of options or warrants for stock. We do not undertake to advise you as to any changes in U.S. federal income tax law after the date hereof that may affect our opinion.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect. In rendering this opinion, we have assumed that Ropes & Gray has delivered, and has not withdrawn, an opinion with respect to the Merger that is substantially similar to this one.

Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations, or assumptions or any change in applicable law after the date hereof could affect our conclusions.

This opinion is solely for the benefit of you and your shareholders and shall not inure to the benefit of any other person, including, without limitation, any successor or assign of Myriad, whether by operation of law or otherwise. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and Joint Proxy Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.